Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q2 2023 FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q2 2023, Genco’s 16th Consecutive Quarterly Dividend

New York, New York, August 4, 2023 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and six months ended June 30, 2023.

Second Quarter 2023 and Year-to-Date Highlights

John C. Wobensmith, Chief Executive Officer, commented, “During the second quarter, Genco continued to execute the Company’s value strategy, as we voluntarily paid down debt and provided shareholders with a sizeable dividend. Genco has declared 16 consecutive dividends, including our second quarter dividend of $0.15 per share, and paid down 66% of our debt since 2021. We remain committed to our medium-term goal of reducing net debt to zero, enabling us to further reduce our industry-low cash flow breakeven rate. Importantly, our TCE rate increased by 12% in the second quarter relative to the first quarter while we continued to outperform our benchmarks during the period. Based on our unique platform and meaningful earnings power, we are well positioned to continue delivering on our value strategy’s three pillars of dividends, deleveraging, and growth.”

Mr. Wobensmith continued, “Looking ahead, we believe favorable supply and demand fundamentals bode well for the drybulk market’s long-term prospects. While an unwinding of port congestion has temporarily increased effective capacity and adversely impacted rates in the near term, we continue to see solid commodity demand from China and developing Asia. Furthermore, the newbuilding orderbook remains historically low with anticipated constraints going forward in both drybulk fleet and shipyard capacity. Genco is favorably positioned to draw on our sizable fleet, best-in-class commercial platform and barbell approach to fleet composition to capitalize on favorable long-term market fundamentals. Lastly, for the third consecutive year, we are proud to be ranked atop the Webber Research ESG scorecard out of 64 public shipping companies. We believe this is a true testament to our overall initiatives and further highlights the strength of the Genco team.”

1 Genco share price as of August 2, 2023.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q3 2023 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

3 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of June 30, 2023 divided by estimates of the market value of our fleet as of August 3, 2023 from VesselsValue.com.  The actual market value of our vessels may vary.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments to maintain low financial leverage, and
•	Growth: opportunistically growing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company is positioned to pay a sizeable quarterly dividend across diverse market environments while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 11% as of August 3, 2023
•	Strong liquidity position of $260.9 million, which consists of:
o	$53.9 million of cash on the balance sheet
o	$207.0 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

Financial deleveraging

Genco has paid down $295.7 million or 66% of our debt since 2021
•	Debt outstanding: $153.5 million as of June 30, 2023
•	Voluntarily paid down debt of $8.75 million in Q2 2023
•	No mandatory debt amortization payments until 2026 when the facility matures
•	We plan to continue to voluntarily pay down debt
o	Medium-term goal: reducing net debt to zero
o	Longer-term goal: zero debt

Dividend Policy

Genco declared a cash dividend of $0.15 per share for the second quarter of 2023. While our stated formula, with a quarterly reserve of $10.75 million, produced a dividend of $0.13 per share for the quarter, the Board of Directors elected on management’s recommendation to reduce the quarterly reserve to $9.92 million in order to declare the $0.15 per share dividend. A key component of Genco’s value strategy is maintaining a quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends in diverse market environments.

Genco’s industry low cash flow breakeven rate and low financial leverage, together with our view of an improvement of freight rates from current spot levels gave the Company confidence to utilize part of the quarterly reserve to declare a larger quarterly dividend. This represents our seventh dividend payment under our value strategy with cumulative dividends declared to date of $3.54 per share. The Q2 2023 dividend is payable on or about August 23, 2023 to all shareholders of record as of August 16, 2023.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q2 2023 dividend and estimated amounts for the calculation of the dividend for Q3 2023:

Dividend calculation	Q2 2023 actual	Q3 2023 estimates
Net revenue	$60.66	Fixtures + market
Operating expenses	(30.84)	(33.78)
Operating cash flow	$29.82
Less: debt repayments	(8.75)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(4.69)	(5.55)
Less: reserve*	(9.92)	(10.75)
Cash flow distributable as dividends	$6.46	Sum of the above
Number of shares to be paid dividends	43.1	43.1
Dividend per share	$0.15
Numbers in millions except per share amounts *Q2 2023 reserve reduced from $10.75m to $9.92m

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses, debt repayments, and capital expenditures for Q3 2023 are estimates presented for illustrative purposes.

The quarterly reserve for the third quarter of 2023 under the Company’s dividend formula is expected to be $10.75 million. Subject to the development of freight rates for the remainder of the third quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula.

Anticipated uses for the reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

We plan to set the reserve on a quarterly basis for the subsequent quarter, and it is anticipated to be based on future quarterly debt repayments and interest expense and remains subject to our Board of Directors’ discretion.  Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions.

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Genco continues to utilize a prudent capital allocation approach striking a solid balance between debt repayments and dividend distribution during the second quarter. In the year-to-date, we have voluntarily paid down $17.5 million of debt bringing our total debt repayments to nearly $300 million over the last 2.5 years. This has enabled Genco to continue to strengthen its industry-leading balance sheet while also paying meaningful dividends to shareholders. Furthermore, with over $260 million of available liquidity, through cash on the balance sheet and undrawn revolver availability, Genco maintains significant financial flexibility going forward.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the third quarter of 2023 on a load-to-discharge basis is presented below. Actual rates for the third quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the third quarter of 2023. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q3 2023 to Date
Vessel Type	Fleet-wide	% Fixed
Capesize	$16,961	57%
Ultra/Supra	$9,512	64%
Total	$12,262	61%

Our longer term fixed rate and index-linked time charters are listed below.

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23

Genco Endeavour	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Jan-24
Genco Resolute	Capesize	181,060	2015	127% of BCI + scrubber premium	11-14 months	Feb-24
Genco Defender	Capesize	180,021	2016	125% of BCI + scrubber premium	11-14 months	Apr-24

We have approximately seven Capesize vessels coming open in the coming weeks, a portion of which we plan to ballast to the Atlantic basin.

Financial Review: 2023 Second Quarter

The Company recorded net income for the second quarter of 2023 of $11.6 million, or $0.27 basic and diluted earnings per share, respectively. Comparatively, for the three months ended June 30, 2022, the Company recorded net income of $47.4 million, or $1.12 and $1.10 basic and diluted earnings per share, respectively.

Revenue / TCE
The Company’s revenues decreased to $90.6 million for the three months ended June 30, 2023, as compared to $137.8 million recorded for the three months ended June 30, 2022, primarily due to lower rates earned by our minor and major bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $15,556 per day for the three months ended June 30, 2023 as compared to $28,756 per day for the three months ended June 30, 2022.

Voyage expenses
Voyage expenses were $28.8 million for the three months ended June 30, 2023 compared to $32.5 million during the prior year period, primarily due to lower bunker consumption for our minor bulk vessels, as well as decreased fuel prices during the second quarter of 2023 as compared to the same period during 2022.

Vessel operating expenses
Vessel operating expenses decreased to $22.6 million for the three months ended June 30, 2023 from $29.5 million for the three months ended June 30, 2022. Daily vessel operating expenses, or DVOE, amounted to $5,641 per vessel per day for the second quarter of 2023 compared to $7,358 per vessel per day for the second quarter of 2022. The decrease was primarily due to lower COVID-19 related expenses in 2023 over the same period last year, a decrease in the purchase of stores and spare parts, and reduced repair and maintenance costs. We experienced those higher costs last year as we completed the transition of vessels to our new technical management joint venture through the first half of 2022.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical manager, our DVOE budget for Q3 2023 is $6,250 per vessel per day on a fleet-wide basis. The potential impacts of the war in Ukraine and COVID-19 are unpredictable, and the actual amount of our DVOE could be higher or lower than budgeted as a result.

General and administrative expenses
General and administrative expenses increased to $6.9 million for the second quarter of 2023 compared to $6.4 million for the second quarter of 2022, primarily due to an increase in non-cash stock amortization expenses.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $16.8 million for the three months ended June 30, 2023 from $14.5 million for the three months ended June 30, 2022, primarily due to an increase in drydocking amortization expense for the major bulk vessels that completed their respective drydockings during the second quarter of 2022 through the first quarter of 2023.

Drybulk market update
In Q2 2023, spot freight rates improved relative to Q1 2023, but remained volatile due to various factors including:
•	Solid iron ore and coal shipments into China
•	Unwinding of port congestion increasing effective vessel capacity
•	Contraction in ex-China steel production as well as demand for certain raw materials

Supply and demand factors for the drybulk market for the balance of the year
•	Historically low orderbook as a percentage of the fleet
•	Environmental regulations
•	Additional stimulus from China to boost demand and support the property sector
•	Increased Brazilian iron ore volumes with a seasonal weighting to 2H
•	Developments regarding the Black Sea Grain Initiative

Financial Review: Six Months 2023

The Company recorded net income of $14.2 million or $0.33 basic and diluted earnings per share for the six months ended June 30, 2023, respectively. This compares to net income of $89.1 million or $2.11 and $2.07 basic and diluted earnings per share for the six months ended June 30, 2022.

Revenue / TCE
The Company’s revenues decreased to $184.9 million for the six months ended June 30, 2023 compared to $274.0 million for the six months ended June 30, 2022, primarily due to lower rates achieved by our minor and major bulk vessels. TCE rates obtained by the Company decreased to $14,757 per day for the six months ended June 30, 2023 from $26,354 per day for the six months ended June 30, 2022.

Voyage expenses
Voyage expenses decreased to $66.3 million for the six months ended June 30, 2023 from $70.9 million for the same period in 2022, primarily due to lower bunker consumption for our minor bulk vessels, as well as decreased fuel prices during the second quarter of 2023 as compared to the same period during 2022.

Vessel operating expenses
Vessel operating expenses decreased to $47.0 million for the six months ended June 30, 2023 from $56.5 million for the six months ended June 30, 2022. DVOE was $5,899 for the year-to-date period in 2023 versus $7,100 in 2022. The decrease was primarily due to lower COVID-19 related expenses in 2023 over the same period last year, a decrease in the purchase of stores and spare parts, as well as reduced repair and maintenance costs.

General and administrative expenses
General and administrative expenses for the six months ended June 30, 2023 increased to $14.7 million as compared to the $12.4 million in the same period of 2022 primarily due to an increase in non-cash stock amortization expense as well as higher legal and professional fees.

EBITDA
EBITDA for the six months ended June 30, 2023 amounted to $49.8 million compared to $122.2 million during the prior period. During the six months of 2023 and 2022, EBITDA included gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $49.9 million and $120.5 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2023 and 2022 was $38.9 million and $99.2 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our minor and major bulk vessels and changes in working capital. These decreases were partially offset by a decrease in drydocking costs incurred during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

Net cash used in investing activities for the six months ended June 30, 2023 and 2022 was $3.5 million and $50.0 million, respectively. This decrease was primarily due to a $45.2 million decrease in the purchase of vessels primarily as a result of the purchase of two Ultramax vessels that delivered during the first quarter of 2022.

Net cash used in financing activities during the six months ended June 30, 2023 and 2022 was $45.6 million and $119.1 million, respectively.  The decrease is primarily due to the additional $40.0 million debt repayment made under the $450 Million Credit Facility during the first quarter of 2022.  Additionally, there was a $33.4 million decrease in the payment of dividends during the first half of 2023 as compared to the same period during 2022.

Capital Expenditures

Genco’s fleet of 44 vessels as of August 3, 2023, consists of:
•	17 Capesizes
•	15 Ultramaxes
•	12 Supramaxes

The fleet’s average age is 11.4 years and has an aggregate capacity of approximately 4,635,000 dwt.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2023 and 2024 to be:

Estimated costs ($ in millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Drydock Costs (1)	$3.18	$-	$1.00	$6.05	$5.65	$6.65
Fuel Efficiency Upgrade Costs (2)	$2.37	$-	$0.14	$1.50	$1.09	$1.23
Total Costs	$5.55	$-	$1.14	$7.55	$6.74	$7.88
Estimated Offhire Days (3)	70	-	25	120	115	125

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q3 2023 consists of 70 days for two Supramax vessels.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$90,556	$137,764	$184,947	$273,991
Total revenues	90,556	137,764	184,947	273,991

Operating expenses:
Voyage expenses	28,830	32,460	66,265	70,924
Vessel operating expenses	22,586	29,463	46,979	56,477
Charter hire expenses	1,040	5,044	4,705	12,682
General and administrative expenses (inclusive of nonvested stock amortization	6,933	6,381	14,682	12,424
expense of $1.2 million, $0.8 million, $2.8 million and $1.5 million, respectively)
Technical management fees	1,349	700	2,111	1,617
Depreciation and amortization	16,791	14,521	32,736	28,579
Total operating expenses	77,529	88,569	167,478	182,703

Operating income	13,027	49,195	17,469	91,288

Other income (expense):
Other income (expense)	125	767	(198)	2,764
Interest income	520	68	1,290	85
Interest expense	(2,131)	(2,405)	(4,160)	(4,647)
Other expense, net	(1,486)	(1,570)	(3,068)	(1,798)

Net income	$11,541	$47,625	$14,401	$89,490

Less: Net (loss) income attributable to noncontrolling interest	(21)	243	205	$419

Net income attributable to Genco Shipping & Trading Limited	$11,562	$47,382	$14,196	$89,071

Earnings per share - basic	$0.27	$1.12	$0.33	$2.11

Earnings per share - diluted	$0.27	$1.10	$0.33	$2.07

Weighted average common shares outstanding - basic	42,786,918	42,385,423	42,709,916	42,276,371

Weighted average common shares outstanding - diluted	43,134,152	42,996,676	43,115,859	42,932,370

	June 30, 2023	December 31, 2022
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$47,934	$58,142
Restricted cash	5,643	5,643
Due from charterers, net	19,693	25,333
Prepaid expenses and other current assets	10,420	8,399
Inventories	22,962	21,601
Fair value of derivative instruments	4,030	6,312
Total current assets	110,682	125,430

Noncurrent assets:
Vessels, net of accumulated depreciation of $328,339 and $303,098, respectively	979,054	1,002,810
Deferred drydock, net	33,858	32,254
Fixed assets, net	8,127	8,556
Operating lease right-of-use assets	3,357	4,078
Restricted cash	315	315
Fair value of derivative instruments	-	423
Total noncurrent assets	1,024,711	1,048,436

Total assets	$1,135,393	$1,173,866

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$19,042	$29,475
Deferred revenue	7,945	4,958
Current operating lease liabilities	2,237	2,107
Total current liabilities	29,224	36,540

Noncurrent liabilities
Long-term operating lease liabilities	2,963	4,096
Long-term debt, net of deferred financing costs of $5,239 and $6,079, respectively	148,261	164,921
Total noncurrent liabilities	151,224	169,017

Total liabilities	180,448	205,557

Commitments and contingencies

Equity:
Common stock	425	423
Additional paid-in capital	1,563,631	1,588,777
Accumulated other comprehensive income	3,859	6,480
Accumulated deficit	(614,051)	(628,247)

Total Genco Shipping & Trading Limited shareholders' equity	953,864	967,433
Noncontrolling interest	1,081	876
Total equity	954,945	968,309

Total liabilities and equity	$1,135,393	$1,173,866

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$14,401	$89,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,736	28,579
Amortization of deferred financing costs	840	841
Right-of-use asset amortization	721	705
Amortization of nonvested stock compensation expense	2,778	1,516
Amortization of premium on derivatives	84	110
Insurance proceeds for protection and indemnity claims	168	169
Insurance proceeds for loss of hire claims	152	-
Change in assets and liabilities:
Decrease (increase) in due from charterers	5,640	(4,847)
(Increase) decrease in prepaid expenses and other current assets	(3,743)	584
Increase in inventories	(1,361)	(7,177)
(Decrease) increase in accounts payable and accrued expenses	(7,708)	8,602
Increase (decrease) in deferred revenue	2,987	(4,292)
Decrease in operating lease liabilities	(1,003)	(917)
Deferred drydock costs incurred	(7,744)	(14,204)
Net cash provided by operating activities	38,948	99,159

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(3,131)	(48,346)
Purchase of other fixed assets	(1,802)	(1,927)
Insurance proceeds for hull and machinery claims	1,402	293
Net cash used in investing activities	(3,531)	(49,980)

Cash flows from financing activities
Repayments on the $450 Million Credit Facility	(17,500)	(57,500)
Cash dividends paid	(28,125)	(61,572)
Payment of deferred financing costs	-	(11)
Net cash used in financing activities	(45,625)	(119,083)

Net decrease in cash, cash equivalents and restricted cash	(10,208)	(69,904)

Cash, cash equivalents and restricted cash at beginning of period	64,100	120,531
Cash, cash equivalents and restricted cash at end of period	$53,892	$50,627

Three Months Ended June 30, 2023
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$11,562
+ Unrealized loss on fuel hedges	38
Adjusted net income	$11,600

Earnings per share - basic	$0.27
Earnings per share - diluted	$0.27

Weighted average common shares outstanding - basic	42,786,918
Weighted average common shares outstanding - diluted	43,134,152

Weighted average common shares outstanding - basic as per financial statements	42,786,918
Dilutive effect of stock options	170,198
Dilutive effect of performance based restricted stock units	54,712
Dilutive effect of restricted stock units	122,324
Weighted average common shares outstanding - diluted as adjusted	43,134,152

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$11,562	$47,382	$14,196	$89,071
+ Net interest expense	1,611	2,337	2,870	4,562
+ Depreciation and amortization	16,791	14,521	32,736	28,579
EBITDA(1)	$29,964	$64,240	$49,802	$122,212

+ Unrealized loss (gain) on fuel hedges	38	(321)	80	(1,760)
Adjusted EBITDA	$30,002	$63,919	$49,882	$120,452

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	44	44	44	44
Average number of vessels (2)	44.0	44.0	44.0	43.9
Total ownership days for fleet (3)	4,004	4,004	7,964	7,954
Total chartered-in days (4)	70	146	306	457
Total available days for fleet (5)	3,969	3,656	8,035	7,730
Total available days for owned fleet (6)	3,899	3,510	7,729	7,273
Total operating days for fleet (7)	3,919	3,611	7,898	7,568
Fleet utilization (8)	97.8%	97.2%	97.2%	95.6%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$15,556	$28,756	$14,757	$26,354
Daily vessel operating expenses per vessel (10)	5,641	7,358	5,899	7,100

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,547.0	1,547.0	3,077.0	3,077.0
Ultramax	1,365.0	1,365.0	2,715.0	2,704.9
Supramax	1,092.0	1,092.0	2,172.0	2,172.0
Total	4,004.0	4,004.0	7,964.0	7,953.9

Chartered-in days
Capesize	-	-	-	-
Ultramax	50.3	-	239.7	190.3
Supramax	19.7	145.7	65.9	266.3
Total	70.0	145.7	305.6	456.6

Available days (owned & chartered-in fleet)
Capesize	1,543.2	1,108.5	2,984.0	2,610.4
Ultramax	1,404.9	1,341.7	2,940.4	2,792.7
Supramax	1,021.1	1,205.3	2,110.3	2,326.8
Total	3,969.2	3,655.5	8,034.7	7,729.9

Available days (owned fleet)
Capesize	1,543.2	1,108.5	2,984.0	2,610.4
Ultramax	1,354.6	1,341.7	2,700.7	2,602.4
Supramax	1,001.4	1,059.6	2,044.4	2,060.5
Total	3,899.2	3,509.8	7,729.1	7,273.3

Operating days
Capesize	1,532.1	1,100.7	2,965.3	2,555.9
Ultramax	1,383.7	1,327.4	2,857.5	2,760.2
Supramax	1,003.1	1,182.6	2,075.2	2,251.9
Total	3,918.9	3,610.7	7,898.0	7,568.0

Fleet utilization
Capesize	99.0%	97.7%	98.8%	96.9%
Ultramax	97.8%	98.4%	96.7%	96.6%
Supramax	95.9%	95.5%	95.6%	93.1%
Fleet average	97.8%	97.2%	97.2%	95.6%

Average Daily Results:
Time Charter Equivalent
Capesize	$19,468	$27,034	$17,759	$25,649
Ultramax	13,739	29,045	14,307	27,312
Supramax	11,984	30,193	10,977	26,032
Fleet average	15,556	28,756	14,757	26,354

Daily vessel operating expenses
Capesize	$5,928	$6,816	$6,247	$6,716
Ultramax	5,174	5,732	5,365	5,922
Supramax	5,979	10,161	6,153	9,100
Fleet average	5,641	7,358	5,899	7,100

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2023 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the third quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$90,556	$137,764	$184,947	$273,991
Voyage expenses (in thousands)	28,830	32,460	66,265	70,924
Charter hire expenses (in thousands)	1,040	5,044	4,705	12,682
Realized (loss) gain on fuel hedges (in thousands)	(27)	667	81	1,296
	60,659	100,927	114,058	191,681

Total available days for owned fleet	3,899	3,510	7,729	7,273
Total TCE rate	$15,556	$28,756	$14,757	$26,354

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of August 3, 2023, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 11.4 years.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Friday, August 4, 2023 at 10:00 a.m. Eastern Time to discuss its 2023 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (416) 764-8624 or (888) 259-6580 and enter passcode 028452. A replay of the conference call can also be accessed for two weeks by dialing (416) 764-8692 or (877) 674-7070 and entering the passcode 028452. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

 (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2023 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions, our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 8-K and Form 10-Q).  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550